SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A


   AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K Filed with the Securities and
                      Exchange Commission on April 14, 1998


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)     March 31, 1998




                              SPARTECH CORPORATION
              (Exact name of registrant as specified in its charter)


                DELAWARE                  1-5911                43-0761773
      (State or other jurisdiction     (Commission            (IRS Employer
       of incorporation)              File Number)        Identification No.)


      7733 Forsyth Blvd., Suite 1450, Clayton, Missouri                63105
    (Address of principal executive offices)                       (Zip Code)


     Registrant's telephone number, including area code:      (314) 721-4242














                              SPARTECH CORPORATION

                                   FORM 8-K/A


                                 AMENDMENT NO. 1

      On March 31, 1998, Spartech Corporation (the "Company" or "Spartech") completed the acquisition of all the stock of Polycom Huntsman, Inc. and Subsidiaries ("Polycom"), as reported in the Company's Form 8-K filed on April 14, 1998. Pursuant to Items 7(a)4 and 7(b)2 of Form 8-K, this amendment is submitted to file certain financial statements of the business acquired and pro forma financial statements related to the Polycom acquisition.

Item 7.  Financial Statements and Exhibits

   (a) Financial Statements of Business Acquired.

       The Polycom audited balance sheet as of March 31, 1998, and the related consolidated statements of operations and retained earnings, and cash flows for the year ended March 31, 1998.

   (b) Pro Forma Financial Information.

       Spartech Corporation's pro forma combined condensed statements of operations for the fiscal year ended November 1, 1997 and six months ended May 2, 1998. A pro forma combined balance sheet is not included in this filing as the balance sheet included with the Company's Form 10-Q filed for the second quarter ended May 2, 1998 includes the effects of the acquisition and accounts of Polycom as of that date.

   (c) Exhibits.

       23--Consent of Ernst & Young LLP, independent auditors








                                       SIGNATURES


      Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         SPARTECH CORPORATION


Date June 15, 1998            By   /s/Randy C. Martin
                                      Randy C. Martin
                                      Vice President-Finance and
                                      Chief Financial Officer



Item 7(a). Financial Statements of Business Acquired



Polycom Huntsman, Inc. and Subsidiaries
Financial Statements
March 31, 1998




                         Report of Independent Auditors


Board of Directors
Polycom Huntsman, Inc.


      We have audited the accompanying consolidated balance sheets of Polycom Huntsman, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of earnings and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Polycom Huntsman, SA, (SA) a wholly-owned subsidiary. The financial statements of SA includes total assets of 10% and 8% as of March 31, 1998 and 1997, respectively, and total sales of 7% and 8% of the consolidated totals, for the years then ended. Those statements were audited by other auditors and our opinion, insofar as it relates to the financial information of SA, is based solely on their report.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Polycom Huntsman, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.





April 17, 1998


                     POLYCOM HUNTSMAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                    MARCH 31,

                                                1998           1997
ASSETS

CURRENT ASSETS
Cash, including commercial paper (Note A) $2,663,216 $8,206,526 Accounts and other receivables - less allowance for doubtful accounts of
$200,000
  in 1998 and 1997 (Note G)                  13,227,156      12,844,939
Due from Shareholders                         1,112,682               0
Inventories (Note A)
  Raw materials                               3,605,843       3,374,873
  Finished materials                          3,863,570       5,291,560
                                              7,469,413       8,666,433

Prepaid expenses                              4,219,346         530,328

     Total current assets                    28,691,813      30,248,226


PROPERTY, PLANT, AND EQUIPMENT
   at cost (Notes A and D)
Buildings and land improvements              17,725,055      11,770,124
Machinery and equipment                      46,239,266      38,384,538
Furniture and fixtures                        2,103,119       2,323,925
Transportation equipment                        185,153       3,088,376

                                             66,252,593      55,566,963

Less accumulated depreciation                21,212,200      20,663,350

                                             45,040,393      34,903,613
Land                                            637,886         637,886
Construction in progress                      2,182,449       7,380,202
                                             47,860,728      42,921,701

OTHER ASSETS
Deferred charges (Note A)                       167,383         162,165
Restricted bond fund                          2,038,549       8,202,668
                                              2,205,932       8,364,833

                                            $78,758,473     $81,534,760

                     POLYCOM HUNTSMAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS - continued
                                    MARCH 31,

                                                1998            1997
LIABILITIES

CURRENT LIABILITIES
Short-term borrowings (Note C)                        $0             $0
Current maturities of long-term debt             858,116        829,988
Accounts payable                               6,295,689      6,756,338
Accrued liabilities                            1,880,441      5,276,862
Income taxes                                       5,852        670,246

   Total current liabilities                   9,040,098     13,533,434

LONG-TERM DEBT, less current maturities       10,673,504     11,644,583
(Note D)

DEFERRED INCOME TAXES (Note A)                 4,192,468      3,412,978

COMMITMENTS (Note E)                              -              -

MINORITY INTEREST                                166,092        206,114


SHAREHOLDERS' EQUITY (Note E)
 Common stock - authorized 5,000,000 shares
                                         of
  no par value; issued and outstanding
9,230
  shares with a stated value of $1 per             9,230          9,230
share
Additional paid in capital                     1,517,270      1,517,270
                                               1,526,500      1,526,500
Cumulative translation adjustment              (245,140)      (182,528)
Retained earnings                             53,404,951     51,393,679

                                              54,686,311     52,737,651

                                             $78,758,473    $81,534,760






The accompanying notes are an integral part
                       of these statements.


                     POLYCOM HUNTSMAN, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                                    MARCH 31,

                                                1998            1997

Net sales (Notes G and H)                   $116,215,984    $112,448,201
Cost of goods sold (Note G)                   94,845,237     87,274,689

    Gross profit                              21,370,747     25,173,512

Selling and administrative expenses           17,514,223     12,960,145

    Operating profit                           3,856,524     12,213,367

Other income (expense)

    Interest - net                              (11,469)        143,668
    Miscellaneous                               (69,212)      (168,520)
    Minority Interest                             40,022       (27,600)

                                                (40,659)       (52,452)

      Earnings before income taxes             3,815,865     12,160,915

Income taxes (Note A)
   Federal
     Current                                     542,061      2,564,872
     Deferred                                    736,237        780,814
   State
     Current                                     392,233        785,926
     Deferred                                    201,787        206,923
   Foreign                                      (67,725)        575,312
                                               1,804,593      4,913,847

NET EARNINGS                                   2,011,272      7,247,068

Retained earnings, beginning of year          51,393,679     44,146,611

Retained earnings, end of year               $53,404,951    $51,393,679



The accompanying notes are an integral part
                       of these statements.


                     POLYCOM HUNTSMAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              Years ended MARCH 31,


                                                1998            1997
OPERATING ACTIVITIES

Net earnings                                  $2,011,272      $7,247,068
Adjustments to reconcile net earnings to
net
  cash (used)/provided by operating
activities:
     Depreciation and amortization             5,126,951       4,072,056
     Deferred income taxes                       938,024         987,737
     Minority Interest                          (40,022)          27,600
     Change in operating assets and
liabilities:
     Accounts receivable                       (382,217)         183,799
     Shareholders receivable                 (1,112,682)               0
     Inventories                               1,197,020     (2,106,275)
     Prepaid expenses                        (3,689,018)        (31,054)
     Accounts payable                          (460,649)         157,778
     Accrued liabilities                     (3,396,421)         343,136
     Income taxes                              (664,394)       (305,554)

       Net cash (used)/provided by             (472,136)      10,576,291
operating activities

INVESTING ACTIVITIES
Net Capital expenditures                    (10,278,920)    (14,813,951)
Proceeds of restricted bond fund               6,325,359               0

       Net cash used in investing            (3,953,561)    (14,813,951)
activities

FINANCING ACTIVITIES
Proceeds of long-term debt                             0         617,394
Principal payments on long-term debt           (763,359)       (473,433)

       Net cash provided by financing          (763,359)         143,961
activities


Effect of exchange rate changes on cash        (354,254)       (332,456)

Decrease in cash and cash equivalents        (5,543,310)     (4,426,155)

Cash and cash equivalents at beginning of      8,206,526      12,632,681
year

Cash and cash equivalents at end of year      $2,663,216      $8,206,526

Cash paid during the year for:

Interest                                        $514,914        $376,159

Income taxes                                  $4,603,479      $3,837,329


Non-cash investing activities:

   Interest income increased the restricted bond fund for $161,240 in the current year.

The accompanying notes are an integral part
                       of these statements.



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company is engaged in the manufacturing of thermoplastics for customers in the automotive, packaging and consumer electronics industries predominately in the United States and Europe. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.


     1.  Principles of Consolidation
                 The financial statements include the accounts of Polycom Huntsman, Inc. and its majority owned subsidiaries (the Company). The foreign subsidiary is included in the consolidated financial statements on the basis of fiscal years ended February 28. All significant intercompany transactions have been eliminated in consolidation.

     2.  Inventories
          Inventories consist of materials and supplies and are priced at the lower of cost (using the first-in, first-out method) or market.

     3.  Depreciation and Amortization
          Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets and deferred costs to operations over their estimated useful lives using the straight-line method of depreciation and amortization.

     4.  Income Taxes
          The Company accounts for income taxes on the liability method, as provided by the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The principal difference between the financial statements carrying amount and tax basis of assets and liabilities relates to property, plant, and equipment.

     5.  Estimates
                In  preparing financial statements in conformity with  generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     6.  Cash and Cash Equivalents
          For purposes of the statement of cash flows, the Company considers all highly liquid marketable securities purchased with a maturity date of three months or less to be cash equivalents.








NOTE B - SALE OF COMMON STOCK

          Effective March 31, 1998, the Company's shareholders sold 100% of their common stock, 9,230 shares, to Spartech Corporation. The financial statements have been presented on a historical basis without consideration to this transaction.


NOTE C - SHORT-TERM BORROWINGS

          At March 31, 1998, the Company has available an unsecured line of credit in the amounts of $15,000,000 with interest at the bank's prime rate or LIBOR plus 2.00%.


NOTE D - LONG-TERM DEBT

          Long-term debt consists of mortgage notes payable, term notes payable, and tax-free interest bonds. These notes and bonds mature at various dates through December, 2015. These obligations have fixed and variable interest rates ranging from two to eight percent as of March 31, 1998. They are collateralized by certain land, buildings, machinery and equipment. The outstanding balance at March 31, is:

                                            1998                         1997

          Principal balance             $11,531,620           $12,474,571
          Less current maturities           858,116               829,988

                                         $10,673,504          $11,644,583

          The Company's approximate fixed annual principal payments of long-term debt for the next five years range from $347,000 to $858,000 per annum.


NOTE E - COMMITMENTS

          The Company leases land, building, corporate office space and certain equipment. These leases provide for the payment of taxes, insurance, and other expenses by the Company and expire at various dates through fiscal year 2015. Future minimum rentals on non-cancelable operating leases for the next five years range from $1,231,000 to $386,000 per annum.

          Total rent expense for the years ended March 31, 1998 and 1997 amounted to approximately $1,847,000 and $1,346,000, respectively.

          The Company has an agreement with two of its shareholders to purchase, under certain conditions, all the shares of stock upon their death. The purchase price is to be the fair value per share determined at the time of death.



NOTE F - EMPLOYEE BENEFIT PLANS

          The Company has profit sharing plans which cover substantially all of the Company's U.S. employees. The Company's contribution is voluntary and at the discretion of the Board of Directors. The profit sharing expense for the years ended March 31, 1998 and 1997, was approximately $1,055,000 and $1,155,000, respectively.


NOTE G - TRANSACTIONS WITH RELATED PARTIES

          The Company purchased raw materials amounting to approximately $2,680,000 and $4,729,000 and had sales of approximately $14,375,000 and $15,891,000 to Huntsman Chemical Corporation (HCC), a shareholder, during the years ended March 31, 1998 and 1997, respectively. In addition, included in accounts and other receivables is approximately $1,526,000 and $1,852,000 due from HCC at March 31, 1998 and 1997, respectively.


NOTE H - MAJOR CUSTOMERS

                During the years ended March 31, 1998 and 1997, the Company had sales to two customers totaling approximately twenty-five percent of sales, in each year.


NOTE I - FOREIGN CURRENCY TRANSACTIONS

                All Balance Sheet accounts for foreign operations are translated in U.S. dollars at the year-end rate of exchange, and Statement of Earnings items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of stockholders' equity net of taxes.

          Gains or losses realized from foreign currency transactions, such as those resulting from the settlement of foreign receivables, are included in the operations of the Company. The net gain or loss resulting from such transactions was a net loss of $107,348 and $249,093 during the years ended March 31, 1998 and 1997, respectively.


NOTE J - YEAR 2000 (Unaudited)

                The Company has implemented a plan to modify its information technology to be ready for the year 2000 and has converted critical data processing systems. The Company's year 2000 modification is substantially complete at March 31, 1998 and is expected to be finalized during the remainder of 1998.


Item 7(b).  Pro Forma Financial Information




                              SPARTECH CORPORATION

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


     On March 31, 1998, Spartech Corporation (the "Company" or "Spartech") completed its acquisition of all the stock of Polycom Huntsman, Inc. and Subsidiaries ("Polycom"), as reported in the Company's Form 8-K filed on April 14, 1998. The net purchase price was approximately $129 million, including estimated costs of the transaction and net of cash acquired with Polycom. The acquisition was financed through the Company's bank credit facility and the issuance of $10 million in Spartech common stock to Polycom shareholders.

     The accompanying unaudited pro forma combined condensed statements of operations present the condensed historical financial statements of the Company and Polycom, pro forma adjustments, and the pro forma results under the purchase method of accounting. The "Historical" columns of financial information for the Company were prepared from audited and unaudited financial statements previously filed with the Commission. The historical financial information for Polycom included in the unaudited pro forma combined condensed statements of operations for the year ended November 1, 1997 was prepared from the unaudited financial information from the books and records of Polycom and represents the period from November 1, 1996 through October 31, 1997. The historical financial information for Polycom included in the unaudited pro forma combined condensed financial statements for the six months ended May 2, 1998 was prepared from unaudited information from the books and records of Polycom, therefore the "Historical" column represents the five-month period from November 1, 1997 through March 31, 1998 prior to acquisition by Spartech. The results for Polycom subsequent to the acquisition (April 1998) were included in the results of Spartech Corporation as of May 2, 1998. The pro forma combined condensed statement of operations for the fiscal year ended November 1, 1997 also gives effect to the 1997 acquisition of the Preferred Plastic Sheet Division acquisition as if it occurred at the beginning of the period presented.

          The pro forma financial information should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended November 1, 1997 and the historical financial statements of Polycom included elsewhere herein. The pro forma information is not necessarily indicative of future earnings or earnings that would have been reported for the periods presented had the transactions been completed at the beginning of such periods. Further, the pro forma consolidated statement of operations for the six months ended May 2, 1998 should not necessarily be taken as an indication of earnings for a full year.

                              SPARTECH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED NOVEMBER 1, 1997
             (Unaudited and in thousands, except per share amounts)



                      Spartech  Previous   Spartech
                    CorporationAcquisitionCorporationPolycom Pro FormaPro Forma
                    (Historical) (Preferred)(a)   (As Adjusted)(Historical)          Adjustments
Combined



Net Sales             $502,715   $61,401  $564,116   $110,392 $    -   $674,508


Costs and Expenses

 Cost of sales         420,500   51,834    472,334    84,529  (1,202)(b)559,759
                                                              4,098 (c)

 Selling and administrative     31,019    2,711      33,730   13,628   (3,762)(d)    39,498
                                                              (4,098)(c)

 Amortization of intangibles     1,495    1,005      2,500    10     1,629 (e)       4,139

Operating earnings      49,701    5,851     55,552    12,225   3,335    71,112

Interest Expense (Income)        8,393    3,882      12,275   (42)   8,120 (f)       20,353

Earnings before income taxes    41,308    1,969      43,277   12,267   (4,785)            50,759

Income taxes                     15,815        754    16,569   5,048   (1,434)(g)    20,183

Net earnings                 $   25,493   $  1,215   $26,708  $7,219   $(3,351)      $    30,576

Net earnings per common share:
 Basic                $    .96            $   1.01                     $  1.13

 Diluted              $    .92            $    .96                     $  1.07

Weighted average shares
          outstanding
 Basic                  26,418              26,418             634 (h) 27,052

 Diluted                27,838              27,838             634 (h) 28,472


The accompanying notes are an integral part of the pro forma combined condensed financial statements.



                              SPARTECH CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE SIX MONTHS ENDED MAY 2, 1998
             (Unaudited and in thousands, except per share amounts)



                          Spartech
                        Corporation  Polycom      Pro Forma  Pro Forma
                        (Historical)(Historical)(i)Adjustments  Combined

Net Sales                  $298,788   $ 46,367    $     -      $345,155


Costs and Expenses

  Cost of sales            248,390      35,925      (869)  (b) 285,569
                                                   2,123   (c)

  Selling and administrative          17,529      10,999   (6,542) (d)          19,863
                                                  (2,123)  (c)

  Amortization of intangibles         1,250       14       665 (e)         1,929


Operating earnings          31,619       (571)     6,746        37,794

Interest Expense (Income)    5,340        (13)     3,383   (f)   8,710

Earnings before income taxes          26,279      (558)    3,363                29,084

Income taxes                  10,395        (319)    1,479 (g)    11,555

Net earnings               $   15,884 $      (239)     $     1,884         $      17,529

Net earnings per common share:
 Basic                     $   .60                             $   .65

 Diluted                   $   .56                             $   .61

Weighted average shares
 outstanding:
 Basic                      26,611                              27,127

 Diluted                    28,445                              28,961




The accompanying notes are an integral part of the pro forma combined condensed financial statements.




                              SPARTECH CORPORATION
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                      (Unaudited and dollars in thousands)



(a) The acquisition of the Preferred Plastic Sheet Division of Preferred Technical Group, Inc., a wholly-owned business unit of Echlin Inc. ("Preferred") was effective on August 22, 1997. These amounts represent the results of Preferred as if it had been acquired at the beginning of the fiscal year through the acquisition date. Results subsequent to the acquisition date are included in the Spartech Corporation "As Reported" column.

(b) Represents net effect of the reduction in costs of materials ($1,452 for fiscal year 1997 and $973 for the six months ended May 2, 1998) related to the effect of Spartech contractual relationships and the increase in depreciation expense ($250 for fiscal year 1997 and $104 for the six months ended May 2, 1998) related to the write-up of property, plant and equipment to its estimated fair value and weighted average lives.

(c) Represents the reclassification of costs from selling and administrative expense to cost of sales (primarily including salaries and benefits of plant managers, production managers, and quality assurance managers at the plant facilities) for costs directly related to production to be consistent with the classification of such costs by the Company.

(d) To eliminate costs and expenses that will not be incurred subsequent to the acquisition, related to: salaries and benefits of five corporate-level managers that were not acquired by the Company ($2,287 for fiscal year 1997 and $5,956 for the six months ended May 2, 1998), expenses and depreciation related to a corporate jet that was not acquired by the Company ($761 for fiscal year 1997 and $315 for the six months ended May 2, 1998), and other administrative costs and expenses that will not be recurring for the Company. The adjustment for the six months included an extraordinary bonus paid to seven key managers in accordance with the acquisition agreement.

(e) Reflects the additional amortization expense resulting from $65 million in goodwill associated with the Polycom acquisition amortized over a 40 year period.

(f) Represents the interest expense related to the financing of the acquisition from the Company's bank credit facility at LIBOR of 6.7% plus debt issuance cost amortized over 5 years.

(g) Adjusts the effective tax rate for the Company from 38.3% to 39.7%, after the Polycom acquisition. The increase reflects the fact that the goodwill from the Polycom transaction is not tax deductible.

(h) Represents the shares issued for the $10 million in common stock paid as purchase price consideration to the Polycom shareholders.

(i) The Polycom "Historical" column, included in the statement of operations for the six months ended May 2, 1998, represents the Polycom results prior to acquisition by the Company (November 1, 1997 through March 31, 1998).